Filed pursuant to Rule 433
Registration Nos. 333-182478, 333-182478-01

July 30, 2012

TECK RESOURCES LIMITED
Final Term Sheet

2.500% Notes Due 2018

Issuer:	Teck Resources Limited
Guarantor:	Teck Metals Ltd.
Size:	$500,000,000
Format:	SEC-Registered
Maturity:	February 1, 2018
Coupon (Interest Rate):	2.500%
Yield to Maturity:	2.561%
Spread to Benchmark Treasury:	+195 bps
Benchmark Treasury:	UST 0.500% due 7/31/17
Benchmark Treasury Price and Yield:	99-14+ / 0.611%
Interest Payment Dates:	February 1 and August 1
First Interest Payment Date:	February 1, 2013
Optional Redemption:	Make-whole call at T+30 bps at any time
Change of control:	101% of principal plus accrued interest
Price to Public:	99.690% plus accrued interest from August 8, 2012
Settlement Date:	August 8, 2012 (T+7)
CUSIP/ISIN:	878742 AX3 / US878742AX37
Underwriting Fee:	0.60%
Ratings:	See “Ratings of the Notes” below.
Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Citigroup Global Markets Inc. J.P. Morgan Securities LLC Goldman, Sachs & Co. Morgan Stanley & Co. LLC RBC Capital Markets, LLC
Co-Managers:
CIBC World Markets Corp.
Deutsche Bank Securities Inc.
Mizuho Securities USA Inc.
UBS Securities LLC
Barclays Capital Inc.
BNP Paribas Securities Corp.
HSBC Securities (USA) Inc.
RBS Securities Inc.
Scotia Capital (USA) Inc.
BMO Capital Markets Corp.

3.750% Notes Due 2023

Issuer:	Teck Resources Limited
Guarantor:	Teck Metals Ltd.
Size:	$750,000,000
Format:	SEC-Registered
Maturity:	February 1, 2023
Coupon (Interest Rate):	3.750%
Yield to Maturity:	3.845%
Spread to Benchmark Treasury:	+235 bps
Benchmark Treasury:	UST 1.750% due 5/15/22
Benchmark Treasury Price and Yield:	102-10 / 1.495%
Interest Payment Dates:	February 1 and August 1
First Interest Payment Date:	February 1, 2013
Optional Redemption:	Make-whole call at T+35 bps at any time before November 1, 2022. Callable at 100% at any time on or after November 1, 2022
Change of control:	101% of principal plus accrued interest
Price to Public:	99.188% plus accrued interest from August 8, 2012
Settlement Date:	August 8, 2012 (T+7)
CUSIP/ISIN:	878742 AY1 / US878742AY10
Underwriting Fee:	0.65%
Ratings:	See “Ratings of the Notes” below.
Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Citigroup Global Markets Inc. J.P. Morgan Securities LLC Goldman, Sachs & Co. Morgan Stanley & Co. LLC RBC Capital Markets, LLC
Co-Managers:
CIBC World Markets Corp.
Deutsche Bank Securities Inc.
Mizuho Securities USA Inc.
UBS Securities LLC
Barclays Capital Inc.
BNP Paribas Securities Corp.
HSBC Securities (USA) Inc.
RBS Securities Inc.
Scotia Capital (USA) Inc.
BMO Capital Markets Corp.

5.400% Notes Due 2043

Issuer:	Teck Resources Limited
Guarantor:	Teck Metals Ltd.
Size:	$500,000,000
Format:	SEC-Registered
Maturity:	February 1, 2043
Coupon (Interest Rate):	5.400%
Yield to Maturity:	5.413%
Spread to Benchmark Treasury:	+285 bps
Benchmark Treasury:	3.125% due 2/15/42
Benchmark Treasury Price and Yield:	111-19 / 2.563%
Interest Payment Dates:	February 1 and August 1
First Interest Payment Date:	February 1, 2013
Optional Redemption:	Make-whole call at T+45 bps at any time before August 1, 2042. Callable at 100% at any time on or after August 1, 2042.
Change of control:	101% of principal plus accrued interest
Price to Public:	99.808% plus accrued interest from August 8, 2012
Settlement Date:	August 8, 2012 (T+7)
CUSIP/ISIN:	878742 AZ8 / US878742AZ84
Underwriting Fee:	0.875%
Ratings:	See “Ratings of the Notes” below.
Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Citigroup Global Markets Inc. J.P. Morgan Securities LLC Goldman, Sachs & Co. Morgan Stanley & Co. LLC RBC Capital Markets, LLC
Co-Managers:
CIBC World Markets Corp.
Deutsche Bank Securities Inc.
Mizuho Securities USA Inc.
UBS Securities LLC
Barclays Capital Inc.
BNP Paribas Securities Corp.
HSBC Securities (USA) Inc.
RBS Securities Inc.
Scotia Capital (USA) Inc.
BMO Capital Markets Corp.

RATING OF THE NOTES

The following table discloses the expected credit ratings assigned to, and the outlook for, the notes by the following rating agencies:

Rating Agency	Ratings for the Notes	Outlook for the Notes
Moody’s	Baa2	Stable
S&P	BBB	Stable

Credit ratings are intended to provide investors with an independent measure of credit quality of any issue of securities. The credit ratings expected to be accorded to the notes by the rating agencies are not recommendations to purchase, hold or sell the notes inasmuch as such ratings do not comment as to market price or suitability for a particular investor. There is no assurance that any rating will be granted or if granted remain in effect for any given period of time or that any such rating will not be revised or withdrawn entirely by a rating agency in the future if in its judgment circumstances so warrant, and if any such rating is so revised or withdrawn, we are under no obligation to update this prospectus supplement.

Moody’s Investors Services, Inc.’s (“Moody’s”) credit ratings are on a long-term debt rating scale that ranges from Aaa to C, which represents the range from highest to lowest quality of such securities rated. According to the Moody’s rating system, debt securities rated Baa are subject to moderate risk. They are considered as medium-grade obligations and, as such, may possess certain speculative characteristics. Moody’s applies numerical modifiers 1, 2 and 3 in each generic rating classification from Aa through Caa in its corporate bond rating system. The modifier 1 indicates that the issue ranks in the higher end of its generic rating category, the modifier 2 indicates a mid-range ranking and the modifier 3 indicates that the issue ranks in the lower end of its generic rating category.

Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) credit ratings are on a long-term debt rating scale that ranges from AAA to D, which represents the range from highest to lowest quality of such securities rated. According to the S&P rating system, debt securities rated BBB exhibit adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitments on the securities. The ratings from AA to CCC may be modified by the addition of a plus (+) or minus (–) sign to show relative standing within the major rating categories.

We have made payments to Moody’s and S&P in connection with the assignment of ratings to our long-term debt and will make payments to Moody’s and S&P in connection with the confirmation of such ratings for purposes of the offering of the notes under this prospectus supplement. In addition, we have made payments in respect of certain other services provided to us by each of Moody’s and S&P during the last two years.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at (800) 294-1322 (toll-free), Citigroup Global Markets Inc. at (877) 858-5407 (toll-free), J.P. Morgan Securities LLC at (212) 834-4533 (collect), Goldman, Sachs & Co. at (866) 471-2526 (toll-free), Morgan Stanley & Co. LLC at (866) 718-1649 (toll-free) or RBC Capital Markets, LLC at (866) 375-6829 (toll-free).